Exhibit 10.1

                                  JIN JIE CORP.
                        409 - 4th Floor, Tsui King House
                                Choi Hung Estate
                                    Hong Kong

                                                                January 13, 2010

Shlomo Palas (I.D. 057313579 )
17 Etrog St.
Rosh Hayyn
Israel 48570    ("PALAS")

Samuel Keshet (I.D. 030164529 )
19, Reuven St.
Zichron Ya'akov
Israel 30900    ("KESHET")

Eliezer Weinberg (I.D. 065137408 )
6, Hayarkon St.
Haifa
Israel 34465    ("WEINBERG")

(Palas, Keshet and Weinberg together are called the "PRINCIPALS")

Green Biofuels Holdings Ltd. an Israel company,
17 Hactrog Street
Rosh Hayin, Israel ("GBH")

Cally Kai Lai Lai ("LAI") and Wei Xiang Zeng ("ZENG")
409 - 4th Floor, Tsui King House
Choi Hung Estate
Hong Kong

Dear Sirs:

RE: CARBON CREDIT PROJECT CONTRACT ACQUISITION

This letter sets out our agreement ("AGREEMENT") reached among Jin Jie Corp. ("JJC"), with Palas, Keshet, Weinberg and GBH as Vendors (the "VENDORS ") regarding the transfer and sale by GBH of all of the interest and rights to the assets and business of the GBH Carbon Credit Project, including know-how, trademarks, patents, agreements and all other assets (the "the GBH CARBON CREDIT PROJECT ASSETS") to JJC, a company traded on the non-NASDAQ Over the Counter Bulletin Board, upon the terms and conditions set forth in this Agreement. At the time of this Agreement, the assets of the GBH Carbon Credit Project includes advanced stages of agreements for the turn key development of carbon reduction and carbon credit creation projects. Any contracts of GBH regarding the GBH Carbon Credit Project will be assigned to JJC at the closing, at no additional cost and will be deemed to have been acquired by JJC pursuant to this Agreement.

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ACQUISITION

1. GBH hereby agrees to transfer to JJC all the GBH Carbon Credit Project Assets on the terms and subject to the conditions set out in this Agreement. The transaction will include assumption of any responsibilities of GBH related to the GBH Carbon Credit Project under signed agreements. The business and contracts of the GBH Carbon Credit Project will be referred to as the "GBH BUSINESS".

     The Vendor will transfer the GBH Carbon Credit Project Assets directly to JJC or an operating subsidiary of JJC.

CONSIDERATION

2. In payment for the sale and transfer of the GBH Carbon Credit Project Assets to JJC, JJC will assume and carry out all GBH's responsibilities under the agreements for carbon reduction. The Principals may lend funds to GBH in order to commence certain of the said agreements and the parties acknowledge that JCC will use Financing (defined below) proceeds to repay same. The Principals will keep accurate records of the loans and expenditures made with loan proceeds to qualify for reimbursement.

SHARE SALES AND JJC RESTRUCTURING

3. Lai and Zeng are each the holders of 500,000 restricted shares of JJC. There are a total of 1,900,000 common shares and no preferred shares outstanding in the capital of JJC. JJC will split its common stock thirty five (35) for one such that Lai and Zeng will hold 35,000,000 common shares of restricted stock. Total JJC stock outstanding prior to the Financing will be 66,500,000 common shares. JJC will also change its name to Blue Sphere Corporation.

4. Lai and Zeng together will sell for a price of $0.001 per share to each of the Principals 5,584,000 common shares. Such shares will be fully vested and transferred on Closing.

5. Lai and Zeng together will sell for a price of $0.001 per share to each of Zetta Services Ltd. of BVI and Ehud Barzily Holding and Investments Ltd. of Israel ( together, the "FACILITATORS") 1,675,000 common shares. Such shares will be fully vested and transferred on Closing.

6. The total common share fully diluted position of JJC after transfer of the Lai and Zeng Shares as above and the Financing (described below) will be such that the Principals and Facilitators will have 20,102,000 out of 67,000,000 shares, or just over 30% of JJC, including the Financing initial shares will be newly issued restricted securities. Shares issued on exercise of the Financing warrants and later equity fundraisings will be in addition to the 67,000,000 shares. Lai and Zeng will cancel such of their shares as may be necessary to reach the 67,000,000 share capitalization indicated here.

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7.   The Principals and the Facilitators acknowledge that the Lai and Zeng shares will be restricted as to sale under US securities laws and will carry a restrictive legend indicating such restrictions. In addition, the Principals and the Facilitators agree that the Lai and Zeng shares transferred to them will be held in escrow by JJC's attorneys and may not be sold, encumbered or released to the Principals or the Facilitators for two years after Closing. At the end of the two year period the escrowed shares will be unconditionally released from escrow to their owners. However, if during the escrow period there is an offer from an arm's length third party to purchase or merge with the entire company, the Principals' and the Facilitators' shares will be released from escrow to tender to the offer for the company.

EQUITY FINANCING

8. JJC will arrange for JJC to complete a financing prior to or upon Closing of $500,000 (the "FINANCING") comprising units priced at $0.50 per unit, each unit consisting of one share and one share purchase warrant. Each warrant will be exercisable at a price of $0.75 for five years.

9. The Financing net proceeds will be used in part to repay the Principal's loan, and for advance of the GBH Business and for working capital after Closing.

10. Within the next four to six months after Closing, JJC will raise an additional $500,000 either through exercise of Financing warrants or otherwise at market rates, which proceeds are to be used in the GBH Business.

CLOSING

11. Closing of the transactions contemplated herein (the "Closing") will occur on or before February 10, 2010 or on such other date as the parties may agree, at such place and time as determined by JJC, acting reasonably.

DUE DILIGENCE

12. JJC and the Vendors will each have the right, by the closing date, to conduct due diligence on the others in connection with the transactions contemplated hereunder. Each of JJC and the Vendors and their respective accountants, legal counsel and other representatives will have full access during normal business hours to the management, properties, books, records, contracts, commitments and other documents of the others and their subsidiaries in connection with the transactions contemplated herein.

STANDSTILL AGREEMENT

13. The Vendors agree that they will not for a period ending the earlier of Closing or February 10, 2010, negotiate with any party other than JJC as to the disposition or development or joint venture of the GBH Carbon Credit Project Assets. The parties may extend the term of this clause by mutual agreement.

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REPRESENTATIONS

14.  The Vendors represent and warrant to JJC that:

     (a) GBH will on or before Closing use its best efforts to transfer or cause to be transferred the GBH Carbon Credit Project Assets to JJC free and clear of any charges, encumbrances, liens or claims;

     (b) the GBH Carbon Credit Project has property rights and interest in the GBH Carbon Credit Project Assets and holds interests in all aspects of the GBH Carbon Credit Project Assets , and to the best of the Vendors knowledge, the GBH Carbon Credit Project Assets do not infringe upon the intellectual rights of any other party.

14A. JJC represents and warrants to the Vendors that:

     (a) On Closing JJC will be without liabilities other than legal fees accrued for the purpose of this transaction and accounting fees for required filings with the SEC in the maximum amount of $40,000, for which there will be sufficient funds in its treasury. There will be no claims or litigation outstanding against JJC;

     (b) JJC should hold harmless and indemnify the Vendors for any future claims, if any, related to the period prior to the closing;

     (c) JJC has filed all reports (other than Form 8-K reports) required under the Securities Exchange Act of 1934 for the preceding 12 months (or for a shorter period that JJC was required to file such reports and materials); and

     (d) By 4 business days after Closing, JJC will file "Form 10 information" with the SEC reflecting its status as an entity that is no longer an issuer described in Rule 144(i)(1).

CLOSING CONDITIONS

15.  This Agreement and the Closing hereof is subject to the following:

     (c) the Financing being closed or funds being held in escrow pending the Closing;

     (d) JJC will have no liabilities other than those described in clause14A(a), and will be up to date in its filings with the SEC;

     (e) The GBH Carbon Credit Project Assets will be assigned and delivered to JJC, with consent from the contracting partner;

     (f) The Principals may appoint 2 representatives to the board of directors of JJC to take effect after Closing from a total of three directors.

     (g) JJC having entered into employment agreements with each of the Principals on terms satisfactory to JJC and the respective Principals whereby the Principals will expend no less than 75% of their full time and energy on the GBH Business;

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     (h)  each of the Principals having agreed not to compete with the GBH
          Business while employed and for a period of one year after they terminate employment with JCC; and

     (i) no material adverse change will have occurred to the GBH Business or to JJC business

     (j) JCC shall be liable and fully indemnify the Vendors for any claim whatsoever resulting from the filing of the 8-K with the SEC or any related report thereto. .

PRE AND POST CLOSING COVENANTS

16.  JJC and the Vendors hereby covenant to the other as follows:

     (k) until Closing the Vendors will conduct the GBH Business in the ordinary and normal course; and

     (l) the Vendors acknowledge that JJC will be required to provide substantial disclosure about the GBH Business and its management to the SEC and they agree to fully co-operate to provide in a timely manner such information and disclosure about the GBH Carbon Credit Project Assets and the GBH Business as JJC's legal counsel and auditors may request.

BINDING AGREEMENT

17.  This Agreement is intended to be binding.

GENERAL

18.  All dollar references are United States dollars.

19. JJC will pay the legal costs of the transaction for the acquisition of the GBH Carbon Credit Project Assets, and the costs to the Vendors of their complying with the terms of this Agreement, including without limitation their own lawyers for review of documents.

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Our signatures below indicate our intention to be legally bound to the above terms.

JIN JIE CORP.


Per: /s/ Cally Kai Lai Lai
    -----------------------------------
    Authorized Signatory

Global Biofuels Holding Ltd.


Per: /s/ Shlomo Palas
    -----------------------------------
    Authorized Signatory


/s/ Shlomo Palas                             /s/ Shmuel Keshet
---------------------------------------      -----------------------------------
Shlomo Palas                                 Shmuel Keshet


/s/ Eliezer Weinberg                         /s/ Cally Kai Lai Lai
---------------------------------------      -----------------------------------
Eliezer Weinberg                             Cally Kai Lai Lai


/s/ Wei Xiang Zeng
---------------------------------------
Wei Xiang Zeng


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